AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT


         This Amendment ("Amendment") is made as of this 1st day of January, 2002, by and among The GCG Trust, a Massachusetts business trust (the "Trust"), Massachusetts Financial Services Company, a Delaware corporation ("Portfolio Manager"), and Directed Services, Inc., a New York Corporation (the "Manager").

                                    RECITALS

               A. The Trust, Manager and Portfolio Manager are parties to that certain Portfolio Management Agreement among The GCG Trust, Massachusetts Financial Services Company and Directed Services, Inc. dated August 10, 1998, as amended (the "Agreement"), wherein Portfolio Manager is appointed as sub-manager of the Mid-Cap Growth Series, Research Series, and Total Return Series (the "Series"); and Manager is solely responsible for payment of all compensation due to Portfolio Manager for its services thereunder.

               B. The parties hereto desire to amend the terms of the Agreement in accordance with Section 15 of the Investment Advisers Act of 1940 pursuant to the terms of this Amendment.

               C. This Amendment is intended to result in a reallocation of certain investment advisory fees ("Reallocation"), as between Portfolio Manager and Manager, that are paid by the Trust to the Manager for the investment management of each Series.

                                    AMENDMENT

         Now, therefore, for good and valuable consideration, receipt whereof is hereby acknowledged, the parties hereby agree as follows:

          1. Recitals A, B and C are incorporated herein and made a part hereof.

          2. The representations made herein are incorporated and made a part hereof.

          3. Amended Schedule B shall be deleted and replaced with the attached Amended Schedule B.

          4. The Agreement, as amended by this Amendment, is ratified and confirmed.

          5. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.




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                                 REPRESENTATIONS

         1. Portfolio Manager represents that it will not reduce the quality or quantity of its services to the Series under the Agreement as a result of the reduced fee schedule contained in this Amendment, however Portfolio Manager makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Series or that the Series will perform comparably with any standard or index, including other clients of Manager.

         The Trust and Manager each represent and warrant that: (a) it will not reduce the quality or quantity of its services to the Series under the Agreement as a result of the reduced fee schedule contained in this Amendment; (b) approval of this revised fee schedule has been obtained from the Board of Trustees of the Series; and (c) shareholder approval of the reduced fee schedule is not required.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.


                                                THE GCG TRUST


Attest:________________________             By:_________________________________
Title:_________________________             Title:______________________________


                                                DIRECTED SERVICES, INC.


Attest:________________________             By:_________________________________
Title:_________________________             Title:______________________________


                                                MASSACHUSETTS FINANCIAL SERVICES
                                                        COMPANY


Attest:________________________             By:_________________________________
Title:_________________________             Title:______________________________


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                               AMENDED SCHEDULE B
                       Compensation for Services to Series


         For the services provided by Massachusetts Financial Services Company ("Portfolio Manager") to the following Series of The GCG Trust, pursuant to the attached Portfolio Management Agreement, dated August 11, 1998, as amended January 1, 2002, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the combined average daily net assets of the applicable Series of the Trust and the assets of the portfolios of Portfolio Partners, Inc., an affiliated fund group of the Trust, that are also managed by the Portfolio Manager at the following annual rates:


SERIES                                            FEE

Mid-Cap Growth Series, Research Series, and       0.35% on first $500 million;
Total Return  Series of the GCG Trust and PPI     0.30% on next $1 billion;
MFS Research Growth  and Portfolio, PPI MFS       0.25% thereafter
Emerging Equities Portfolio and PPI MFS
Capital Opportunities Portfolio of Portfolio
Partners, Inc.